UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2015

QUINT MEDIA INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52218	20-2590810
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

330 Clematis Street, Suite 217, West Palm Beach, Florida	33401
(Address of principal executive offices)	(Zip Code)

(561) 514-0936

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Share Exchange Agreement

On June 23, 2015, Quint Media Inc. (the “Company”) entered into a share exchange agreement (the “Exchange Agreement”) with OncBioMune, Inc. (“ONC”) and the shareholders of ONC. Pursuant to the Exchange Agreement, the Company agreed to acquire up to 47,000,000 of the issued and outstanding shares of ONC, representing 100% of ONC’s issued and outstanding common stock, from the ONC shareholders in exchange for the issuance of one share of the Company’s common stock and 0.0212765957446809 of the Company’s Series A preferred stock for each share of ONC’s common stock (the “Exchange”), after giving effect to a 1-for-138.73502066667 (or such other number that will result in the reduction of the number of issued and outstanding shares of Company common stock, prior to closing, to 3,000,000 shares) reverse stock split (the “Reverse Stock Split”) and other transactions provided for in the Exchange Agreement. Fractional shares will not be issued as a result of the Reverse Stock Split. Rather, fractional shares will be rounded up to the next whole share.

On the closing date of the Exchange, the ONC shareholders will become shareholders of the Company and ONC will become a subsidiary of the Company. Immediately after the Exchange and the Reverse Stock Split, 47,000,000 shares of the Company’s common stock, representing 94% of the outstanding common stock, will be owned by the ONC shareholders. In addition, at closing, the Company will designate 1,000,000 shares of Series A preferred stock. Each share of Series A preferred stock will be entitled to 500 votes on all matters that come before shareholders for a vote. Immediately after the Exchange and the Reverse Stock Split, 1,000,000 shares of the Company’s Series A preferred stock, representing 100% of the Series A preferred shares, will be owned by the ONC shareholders. For federal income tax purposes, it is intended that the Exchange qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The consummation of the transactions contemplated by the Exchange Agreement is subject to certain customary conditions, including, among others, the accuracy of the representations and warranties. In addition, the Exchange Agreement is subject to the following closing conditions:

1.	The Company’s board of directors shall have approved the Exchange,

2.	The Company’s board of directors shall have approved the Reverse Stock Split,

3.	The Company’s board of directors shall have approved the Company’s name change to OncBioMune Pharmaceuticals, Inc., and

4.	The Company shall have designated 1,000,000 shares of Series A preferred stock, with each share being entitled to 500 votes on all matters submitted to the Company’s stockholders for a vote.

The Exchange is expected to close no later than August 31, 2015, but in no event before the Exchange Agreement has been signed by shareholders of ONC holding 100% of ONC’s outstanding common stock.

The Exchange Agreement may be terminated by each of the ONC shareholders or by the Company only (a) in the event that the Company or ONC do not meet the conditions precedent set forth in the Exchange Agreement, or (b) if the closing of the Exchange has not occurred by August 31, 2015.

The foregoing description of the Exchange Agreement is a summary only and is qualified in its entirety by reference to the full text of such document, filed herewith as Exhibit 10.1 and incorporated herein by reference.

Debt Settlement Agreement

On June 17, 2015, the Company entered into a debt settlement agreement (the “Debt Settlement Agreement”) with Leone Group, LLC (“Leone”) and American Capital Ventures, Inc. (“ACV” and together with Leone, the “Holders”). Pursuant to the Debt Settlement Agreement, the Company and the Holders agreed to settle all of the outstanding debt owed under certain promissory notes to the Holders, and the Holders agreed to convert their respective portions of the debt into shares of restricted common stock of the Company at a fixed conversion price of $0.003 per share. The Company agreed to issue an aggregate of 6,377,093 shares of common stock in settlement of $19,131.28 of debt owed by the Company, as follows:

a.	3,188,546 shares to Leone, in settlement of an aggregate of $9,500.00 in principal and approximately $65.64 of accrued and unpaid interest pursuant to two promissory notes; and

b.	3,188,546 shares to ACV, in settlement of an aggregate of $9,500.00 in principal and approximately $65.64 of accrued and unpaid interest pursuant to two promissory notes.

The foregoing description of the Debt Settlement Agreement is a summary only and is qualified in its entirety by reference to the full text of such document, filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure in Items 1.01 and 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item. The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), for the private placement of the above referenced securities, pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder because, among other things, the transactions did not involve a public offering, each of the recipients acquired the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2015, the Company’s Board of Directors granted to Constantin Dietrich, the Company’s President and Chief Executive Officer, 625,000 shares of the Company’s common stock in exchange for $1,875 in services previously rendered by Mr. Dietrich to the Company in his capacity as President and Chief Executive Officer.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Share Exchange Agreement dated as of June 23, 2015 by and among Quint Media Inc., OncBioMune, Inc. and the shareholders of OncBioMune, Inc.

10.2	Debt Settlement Agreement dated June 17, 2015 by and among Leone Group, LLC, American Capital Ventures, Inc. and Quint Media Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUINT MEDIA INC.

Date: June 24, 2015	By:	/s/ Constantin Dietrich
Constantin Dietrich
President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer